EXHIBIT 21.0
Subsidiaries of Registrant

Subsidiary	State of Jurisdiction	Business Name

Enterprise Bank and Trust Company*	Massachusetts	Enterprise Bank

Enterprise Wealth Services LLC**	Delaware	Enterprise Wealth Services

Enterprise Security Corporation**	Massachusetts	Same

Enterprise Security Corporation (II)**	Massachusetts	Same

Enterprise Security Corporation (III)**	Massachusetts	Same

EBTC NMTC Investment Fund - CHC, LLC**	Delaware	Same

* Direct subsidiary of Enterprise Bancorp, Inc.
** Direct subsidiary of Enterprise Bank and Trust Company